Exhibit 99.1

MGM MIRAGE UPDATES QUARTERLY EXPECTATIONS

Las Vegas, September 4, 2003 — MGM MIRAGE (NYSE: MGG) today announced that as a result of stronger than expected operating trends at the Company’s resorts it is increasing its third quarter Adjusted EPS (1) forecast to approximately $0.35 cents per share from the approximately $0.30 cents per share previously provided.  Any reconciling items to EPS computed in accordance with generally accepted accounting principles cannot be quantified at this time.

The Company additionally announced that it has repurchased approximately 2.8 million shares of its common stock during the current quarter, leaving approximately 5.2 million shares remaining under the current share repurchase authorization.

  “Our forward room bookings and overall trends continue to show strength,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE.  “Recognizing the upcoming strong event calendar led by the sold-out September 13th De La Hoya/Mosley fight at the MGM Grand in Las Vegas, we remain mindful that potential volatility associated with high-end play could further impact our third quarter results.”

The Board of Directors also authorized the Company to acquire up to $100 million of its outstanding debt securities through open market purchases or privately negotiated transactions, of which $25 million has been completed.  Further purchases will depend on market conditions and other factors.

(1) Adjusted EPS is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results then EPS computed in accordance with generally accepted accounting principles (“GAAP”).

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey.  The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests.  Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result.  Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company has entered an agreement to sell Golden Nugget Las Vegas and Golden Nugget Laughlin pending finalization.  The Company is also a 50-percent owner of Borgata, a destination casino resort at

Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain.  For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.